                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                        1995           1994
                                                    ------------   ------------
Earnings per common and common equivalent share

Net loss available to common and equivalent shares  $(  680,578)   $(  829,401)
                                                      =========      =========

Weighted average common shares outstanding            1,727,443      1,510,568
Adjustments
  Assumed conversion of Class B Variable Rate
    Cumulative Convertible Preferred Stock               29,097         10,122
                                                      ---------      ---------

Total common and equivalent shares                    1,756,540      1,520,690
                                                      =========      =========

Loss per common and equivalent share after
  preferred dividends                               $(      .39)   $(      .55)
                                                      =========      =========

Fully diluted earnings per common and common equivalent share

Net loss available to common and equivalent shares  $(  680,578)   $(  829,401)
                                                      =========      =========

Weighted average common shares outstanding            1,727,443      1,510,568
Adjustments
  Assumed conversion of Class B Variable Rate
    Cumulative Convertible Preferred Stock               29,097        421,380
                                                      ---------      ---------

Total common and equivalent shares                    1,756,540      1,520,690
                                                      =========      =========

Loss per common and equivalent share after
  preferred dividends                               $(      .39)   $(      .55)
                                                      =========      =========

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